Exhibit 10.62

A request for confidential treatment has been made with respect to the portion of the following document that is marked with [*CONFIDENTIAL*].  The redacted portion has been filed separately with the Securities and Exchange Commission.

UNITED NATURAL FOODS, INC.
2004 EQUITY INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT

This Performance Unit Agreement (this “Agreement”) effective as of November 5, 2008, between United Natural Foods, Inc. (the “Company”) and Steven L. Spinner (the “Participant”), who is an employee of the Company, evidences the award of Performance Units to the Participant under the United Natural Foods, Inc. 2004 Equity Incentive Plan (the “Plan”).

In consideration of services rendered and agreed to be rendered, the Company makes this Award of Performance Units to the Participant named in the first sentence of this Agreement.  This Agreement and the issuance or transfer of shares of the Company’s common stock or payment of cash are conditioned on the following terms:

1.	Definitions.

All capitalized terms that are not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

(a)	Participant, solely for purposes of this Agreement, means the employee designated above.

(b)	Performance Criteria means the performance factors and requirements specified in Section 4 of this Agreement.

(c)	Performance Period means the period beginning on November 5, 2008 and ending on August 1, 2010.

(d)
Performance Unit means a right to receive a payment in the form of a Share or in the form of cash equal to the Fair Market Value of a Share following the successful attainment of the Performance Criteria to the satisfaction of the Committee.

(e)	Unvested Performance Units means Performance Units granted pursuant to Section 2 of this Agreement as to which the Performance Criteria have not been satisfied under Section 4 of this Agreement.

2.	Grant of Performance Units.

The Company hereby grants to the Participant, subject to the terms and conditions set forth in this Agreement and in the Plan, 50,000 Performance Units, provided that, to the extent that the Participant vests in greater than one hundred percent (100%) of the Performance Units (as provided in Section 4 of this Agreement), additional Performance Units will be paid to the Participant.  A Performance Unit does not represent an equity interest in the Company and carries no voting or dividend rights.

3.	Vesting.

(a)
To the extent that the Performance Criteria set forth in Section 4 of this Agreement have been satisfied as of the last day of the Performance Period, the Participant shall vest in the Performance Units awarded under this Agreement and his rights to the Performance Units shall become nonforfeitable as of the last day of the Performance Period.  Except as provided in Section 3(b) below, to the extent that such Performance Criteria have not been satisfied as of the last day of the Performance Period, any Performance Units awarded under this Agreement that do not vest shall be canceled immediately and shall not be payable to the Participant.  Prior to the payment of any Performance Units, the Committee shall certify in writing (which may be set forth in the minutes of the Committee) the extent to which the Performance Criteria and all other material terms of this Agreement have been met.

(b)
In the event the Participant’s employment with the Company or any of its Subsidiaries is terminated for any reason within twelve months after the Company obtains actual knowledge that a Change in Control has occurred, the Participant shall vest in the 50,000 Performance Units granted under Section 2 of this Agreement (and, for the avoidance of doubt, no additional Performance Units in which the Participant may be entitled to vest in accordance with the Performance Criteria) and his rights to such Performance Units shall become nonforfeitable as of the date on which his employment is terminated.

4.	Performance Criteria.

The Performance Criteria are set forth in Exhibit A to this Agreement.

5.	Payment.

(a)
The Company shall issue to the Participant one Share, or at the Committee’s discretion shall pay to the Participant the Fair Market Value of one Share, for each Performance Unit which has become vested with respect to a Performance Period pursuant to Section 3 of this Agreement. Such payment shall be made no later than March 15th of the calendar year next following the calendar year in which the Performance Period ends.

(b)
If the Participant dies after vesting pursuant to Section 3 of this Agreement but before the Company makes the payment described in subsection (a), above, such payment shall be made to the Participant’s duly designated Beneficiary according to the same schedule as described above.

6.	Termination of Employment.

Except as provided in Section 3(b) above, if the Participant’s employment with the Company terminates for any reason prior to the expiration of the Performance Period, all then-Unvested Performance Units shall be canceled immediately and shall not be payable to the Participant.

7.	Withholding.

The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant or his Beneficiary any federal, state or local taxes of any kind required by law to be withheld with respect to the grant to the Participant of the Performance Units or payment to the Participant or his Beneficiary in accordance with Section 5 of this Agreement, and to require that the Company be paid the amount of any federal, state or local taxes required by law to be withheld.

8.	Amendment.

The Committee may in its sole discretion amend, modify or terminate this Agreement, including, but not limited to, an action substituting another Award of the same or a different type or changing the Performance Period, except to the extent such amendment would increase the amount of compensation that would otherwise be due upon attainment of the goal, within the meaning of Treas. Reg. § 1.162-27(e)(2)(iii)(A). Except as otherwise provided in the Plan or in this Agreement or to the extent necessary to conform this Agreement to mandatory provisions of applicable federal or state laws, regulations or rulings, including but not limited to Section 409A of the Code, the Committee shall obtain the Participant’s consent before it amends this Agreement in a manner that adversely affects the Participant’s rights or benefits under this Agreement.  Except as otherwise provided in this Section 8 or in the Plan, this Agreement may not be amended or modified except by a written instrument executed by the parties hereto.

9.	Determinations by the Committee.

Determinations by the Committee shall be final, binding and conclusive with respect to the interpretation of the Plan and this Agreement.

10.	Provisions of the Plan.

This grant is subject to the provisions of the Plan, which is incorporated into this Agreement by reference and a copy of which is furnished to the Participant with this Agreement (or which previously has been furnished to the Participant).  This Agreement, read together with the Plan, represents the entire understanding and agreement between the Company and the Participant, and shall supersede any prior agreement and understanding between the parties with respect to the matters contained herein.

11.	Notices and Payments.

Any notice required or permitted to be given to the Participant or his Beneficiary under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail with postage and fees prepaid.  Any notice or communication required or permitted to be given to the Company under this Agreement shall be in writing and shall be deemed effective only upon receipt by the Secretary of the Company at the Company’s principal office.

12.	Waiver.

The waiver by the Company of any provision of this Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Agreement at any subsequent time or for any other purpose.

13.	Governing Law.

The validity and construction of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of this Agreement to the substantive law of another jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer of the Company, and the Participant has accepted and signed this Agreement, all on the day and year first mentioned above.

UNITED NATURAL FOODS, INC.

By:	/s/ Mark E. Shamber
Title:	Vice President, Chief Financial
Officer and Treasurer

___/s/ Steven L. Spinner___________
Steven L. Spinner

EXHIBIT A

PERFORMANCE CRITERIA

[*CONFIDENTIAL*]